Exhibit (a)(35)

ING SERIES FUND, INC.

ARTICLES OF AMENDMENT

ING SERIES FUND, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (hereinafter referred to as the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to, and does hereby, amend its charter (the “Charter”) as currently in effect.

First: The name of the following series of the Corporation is hereby changed, as indicated below:

Current Name	New Name
ING Growth and Income Fund	ING Core Equity Research Fund

SECOND: The amendment to the Charter herein set forth was duly approved by a majority of the entire Board of Directors of the Corporation and is limited to changes expressly permitted by § 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: The foregoing amendment shall be effective on April 30, 2010.

The undersigned Senior Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Vice President and witnessed by its Assistant Secretary on this      day of April, 2010.

WITNESS:		ING Series Fund, Inc.

/s/ Kathleen M. Nichols		/s/ Todd Modic
Name:	Kathleen M. Nichols	Name:	Todd Modic
Title:	Assistant Secretary	Title:	Senior Vice President